Exhibit 99.1

       Gartner, Inc. Reports Strong 2004 First Quarter Results;
   Michael Fleisher, Chairman and CEO, Announces Intention to Leave
                 Company Following Transition Period

    STAMFORD, Conn.--(BUSINESS WIRE)--April 29, 2004--Gartner, Inc. (NYSE: IT and ITB), the world's leading technology research and advisory firm, today reported its financial results for the first quarter ended March 31, 2004.
    Highlights of Gartner's performance for the first quarter of 2004 included the following:

    -- Total revenue was $209 million, a 2% increase compared with the same period of 2003. Taking into account a shift of scheduled events into the 2004 second quarter, revenues grew by 6%.

    -- Net income was $464,000, or $0.00 per diluted share, on a GAAP basis. This included a charge of $11 million associated with previously announced staffing reductions in certain businesses, and $3.6 million in non-cash charges related to eliminating certain operations in Latin America. In the same period of 2003, Gartner had a net loss of $1.5 million, or $0.02 per diluted share, on a GAAP basis, after a $5 million charge for staff reductions.

    -- Normalized EPS was $0.09 per share, compared with $0.04 per share a year ago. Normalized EPS is a non-GAAP financial measure. See "Non-GAAP Financial Measures" for a further discussion of normalized EPS.

    -- Research contract value, a key indicator of future revenue in Gartner's core Research business, was $493 million at March 31, 2004, up from $474 million at March 31, 2003.

    -- Cash position was $263 million at March 31, 2004, compared with $135 million at March 31, 2003.

    Michael Fleisher, Gartner's chairman and chief executive officer, said, "Gartner's performance for the first quarter exceeded our guidance, and each of our businesses made significant progress against our strategic objectives. Our results clearly demonstrate that we have now achieved our key objective of stabilizing and then growing our research business. While we are encouraged by these results, the focus remains on delivering significant growth in 2005 and beyond."
    Maureen O'Connell, the Company's president and chief operating officer, said, "Gartner is continuing to follow a highly disciplined approach to building a foundation for growth. Our earlier efforts created an effective and targeted sales organization. More recently, we have structured our business units around our most significant client opportunities. We are extremely well positioned to drive profitable growth as the IT sector continues to recover."

    Management and Director Changes

    Separately, Mr. Fleisher has informed the Board of Directors of his intention to leave Gartner. At the Board's request, Mr. Fleisher has agreed to remain at the Company for a period of time to help ensure a smooth transition. The Board has formed a search committee, which, in turn, has engaged the services of Spencer Stuart to assist it in the search process. A slate of both internal and external candidates is being identified as part of the search process.
    Mr. Fleisher said, "After more than eleven years with Gartner and with the Company clearly writing an exciting new chapter in its long and distinguished history, I've decided that now is the appropriate time for me to explore other opportunities and challenges. Gartner is a fantastic company, with clear franchise leadership in the technology research advisory industry. We are on a trajectory for increased growth and profitability. And we have a solid leadership team to take the Company forward."
    William Grabe, an eleven-year member of the Gartner Board of Directors and chairman of the governance committee, said, "Michael's vision and leadership--most recently reflected in the financial results announced today--have enabled Gartner to substantially grow its value to its clients, employees, and stockholders. We appreciate Michael's accomplishments and wish him the very best in his future endeavors."
    Board member Glenn Hutchins, a founding principal of Silver Lake Partners, which holds an approximately 36% ownership interest in Gartner, Inc., said, "Michael's leadership and business savvy have helped build the value of Gartner for stockholders over the past eleven-plus years, and particularly over the past five with Michael as CEO. We appreciate Michael's many contributions to the Company's success and wish him the very best. Looking ahead, we have great confidence in Maureen O'Connell, Chris Lafond and the entire senior team at Gartner and expect that the transition to a new chairman and CEO will be a smooth one."
    Mr. Fleisher, 39, was named chairman of the Board of Gartner in October 2001 and has been its chief executive officer and a director since October 1999. Before being named CEO, Mr. Fleisher was chief financial officer. Prior to joining Gartner in 1993, Mr. Fleisher was an associate at Bain Capital and a consultant at Bain & Company. Mr. Fleisher is a director of Ameritrade Holding Corp. and also is on the Board of NYC 2012, Inc.
    The Company noted that in recent months several executives with solid track records of growing businesses have been appointed to key leadership positions, reporting to Ms. O'Connell. Bill Pardue has been named president of the Gartner Intelligence business unit, which includes Research and Events, joining Gartner from LexisNexis Group. The new president of Gartner Consulting, Bob Patton, joined the Company from Cap Gemini Ernst & Young. Mike McCarty, recently named senior vice president of the Sales organization, has extensive sales management experience with IBM and other companies. Beverly Parker has been named chief marketing officer, and comes to Gartner with more than twenty years of marketing and sales experience with companies including LexisNexis Group and Bank of America.
    In addition, the Company said that the Board of directors has nominated Jeffrey Ubben, a founder and managing partner of ValueAct Capital, an investment partnership that holds an approximately 10% ownership position in Gartner, to stand for election as a director. If elected, Mr. Ubben will take the Board seat currently occupied by Dennis Sisco, who, after fourteen years of Board service, has decided not to stand for re-election. The Company deeply appreciates Mr. Sisco's valuable service as a Board member over the past fourteen years, and looks forward to welcoming Mr. Ubben to the Board.
    Mr. Ubben said: "I am pleased to have been invited to join the Gartner Board. Gartner is truly a unique franchise, combined with a rock-solid balance sheet. I look forward to actively working with my Board colleagues and to helping the leadership team maximize the opportunity to drive significant long-term value for all shareholders."

    First Quarter Results: Business Segment Highlights

    Research revenue was $122 million for the 2004 first quarter, a 6% increase over the same 2003 period. Research contract value, a leading indicator of future revenue, was $493 million at March 31, 2004, increasing $19 million since the first quarter of 2003. This represents the third consecutive quarter of contract value growth and Gartner's first year-over-year increase in more than three years. Client retention was 77% for the most recent quarter, compared to 74% a year ago. Wallet share, a measure of dollar retention in the Research business, was 92%, up from 83% a year ago.
    Consulting revenue was $65 million for the 2004 first quarter, a 5% increase from the prior year. Consulting backlog was $92 million at March 31, 2004, compared with $98 million at March 31, 2003. The backlog decrease was largely due to a decision to reduce headcount and exit certain less profitable Consulting practice areas and geographies as part of the Company's initiative to refocus its Consulting business on core practices with an emphasis on Sourcing and IT Management. In addition, higher utilization rates resulted in a higher conversion of backlog into revenue during the first quarter of 2004. Consulting utilization rates were 62% for the most recent quarter, compared with 58% in the 2003 first quarter.
    Events revenue was $18 million for the first quarter of 2004, compared with $24 million a year ago. The decrease in revenue was attributable to timing factors, as several events held during the first quarter last year are scheduled to be held during this year's second quarter. Taking into account such timing factors, Events revenues grew 7% over the prior-year period.
    Excluding the effects of foreign currency and the timing of events, 2004 first quarter revenues would have increased approximately 1% over the year-ago period; cost of services and product development would have decreased approximately 7%; and selling, general and administrative expenses would have been flat. The impact of foreign currency on net income was negligible. Research contract value would have increased approximately 1% from the first quarter 2003, excluding the effects of foreign currency.
    Gartner had a cash position of $263 million at March 31, 2004, compared with $135 million a year earlier. The conversion of the convertible subordinated notes in October 2003 eliminated the Company's non-cash interest expense associated with the notes. During the 2004 first quarter, the Company repurchased $4 million of its common stock under its previously announced share repurchase program.
    Chris Lafond, chief financial officer, commented, "Gartner's cash position is a source of great strength and financial flexibility. It will support our efforts to enhance shareholder value through our planned investments in growing our businesses, as well as future share repurchases under our previously announced share repurchase program. We are very pleased with our first quarter financial performance and continue to be optimistic about the long-term prospects for our business."

    Business Outlook

    For the second quarter ending June 30, 2004, the Company is targeting:

    --  Total revenue of approximately $218 million to $228 million.

    -- Research revenue of approximately $119 million to $122 million.

    -- Consulting revenue of approximately $62 million to $66 million.

    --  Events revenue of approximately $34 million to $36 million.

    --  Other revenue of approximately $3 million to $4 million.

    -- GAAP and Normalized EPS of $0.07 to $0.10 per share. The estimated fully diluted share count is 134 million shares.

    Conference Call Information

    Gartner has scheduled a conference call at 8:00 a.m. ET on Friday, April 30, 2004, to discuss the Company's financial results and management and board changes. The conference call will also be available via the Internet by accessing Gartner's Web site at www.gartner.com/investors. A replay of the webcast will be available for 30 days following the call.

    About Gartner

    Gartner, Inc. is the leading provider of research and analysis on the global information technology industry. Gartner serves more than 10,000 clients, including chief information officers and other senior IT executives in corporations and government agencies, as well as technology companies and the investment community. The Company focuses on delivering objective, in-depth analysis and actionable advice to enable clients to make more informed technology and business decisions. The Company's businesses consist of Gartner Intelligence, research and events for IT professionals; Gartner Executive Programs, membership programs and peer networking services; and Gartner Consulting, customized engagements with a specific emphasis on outsourcing and IT management. Founded in 1979, Gartner is headquartered in Stamford, Connecticut, and has 3,700 associates, including more than 1,000 research analysts and consultants, in more than 75 locations worldwide. For more information, visit www.gartner.com.

    Non-GAAP Financial Measures

    Investors are cautioned that normalized EPS information contained in this press release is not a financial measure under generally accepted accounting principles. In addition, it should not be construed as an alternative to any other measures of performance determined in accordance with generally accepted accounting principles. This non-GAAP financial measure is provided to enhance the user's overall understanding of the Company's current financial performance and the Company's prospects for the future. We believe normalized EPS is an important measure of our recurring operations as it excludes items that may not be indicative of our core operating results. Normalized EPS for 2003 also includes the effect of the convertible debt as if it had been converted at the beginning of 2003. Normalized EPS is based on net income (loss), excluding other charges, income from investments, and goodwill impairments and other non-cash charges. See "Supplemental Information" at the end of this release for reconciliation of GAAP net income and loss and EPS to normalized net income and EPS.

    Safe Harbor Statement

    This press release contains statements regarding the Company's business outlook, the development of the Company's services, the demand for the Company's products and services and all other statements in this release other than recitation of historical facts are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995). Such forward-looking statements include risks and uncertainties; consequently, actual results may differ materially from those expressed or implied thereby. Factors that could cause actual results to differ materially include, but are not limited to: ability to expand or even retain the Company's customer base in light of the adverse current economic conditions; ability to grow or even sustain revenue from individual customers in light of the adverse impact of the current economic conditions on overall IT spending; the duration and severity of the current economic slowdown; ability to attract and retain professional staff of research analysts and consultants upon whom the Company is dependent; ability to achieve and effectively manage growth, particularly as the Company seeks to reduce its overall workforce; ability to achieve continued customer renewals and achieve new contract value, backlog and deferred revenue growth in light of competitive pressures; ability to integrate operations of possible acquisitions; ability to carry out the Company's strategic initiatives and manage associated costs; ability to manage the Company's strategic partnerships; rapid technological advances which may provide increased indirect competition to the Company from a variety of sources; substantial competition from existing competitors and potential new competitors; risks associated with intellectual property rights important to the Company's products and services; additional risks associated with international operations including foreign currency fluctuations; and other risks listed from time to time in the Company's reports filed with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the year ended December 31, 2003. These filings can be found on Gartner's Web site at www.gartner.com/investors and the SEC's Web site at www.sec.gov. Forward-looking statements included herein speak only as of the date hereof and the Company disclaims any obligation to revise or update such statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events or circumstances.


                            GARTNER, INC.
            Condensed Consolidated Statements of Operations
          (Unaudited, in thousands, except per share amounts)

                                    Three Months Ended
                                          March 31,
                                    2004             2003
                                 --------         --------
 Revenues:
    Research                    $122,242         $115,724           6%
    Consulting                    64,626           61,779           5%
    Events                        18,171           23,509         -23%
    Other                          3,628            3,270          11%
                                 --------         --------
 Total revenues                  208,667          204,282           2%
 Costs and expenses:
    Cost of services and
     product development          95,476          102,333          -7%
    Selling, general and
     administrative               87,634           83,504           5%
    Depreciation                   7,937            9,825         -19%
    Amortization of
     intangibles and
     goodwill impairments            936              405         131%
    Other charges                 10,513            5,426          94%
                                 --------         --------
 Total costs and expenses        202,496          201,493           0%
                                 --------         --------
 Operating income                  6,171            2,789         121%
 Income from investments              20               31         -35%
 Interest income (expense),
  net                                245           (5,612)           F
 Other (expense) income,
  net                             (3,113)             535            U
                                 --------         --------
 Income (loss) before
  income taxes                     3,323           (2,257)           F
 Provision (benefit) for
  income taxes                     2,859             (745)           U
                                 --------         --------
 Net income (loss)              $    464         $ (1,512)           F
                                 ========         ========

 Income (loss) per common
  share:
    Basic                       $   0.00         $  (0.02)           F
    Diluted                     $   0.00         $  (0.02)           F

 Weighted average shares
  outstanding:
    Basic                        130,311           80,492          62%
    Diluted                      133,180           80,492          65%

 SUPPLEMENTAL INFORMATION
---------------------------
 Normalized EPS (1)             $   0.09         $   0.04         125%


    (1) Normalized net income & EPS is based on net income (loss), excluding other charges, income from investments, goodwill impairments and other non-cash charges. We believe normalized EPS is an important measure of our recurring operations. See "Supplemental Information" at the end of this release for a reconciliation from GAAP net income (loss) and EPS to Normalized net income and EPS and a discussion of the reconciling items.


                            GARTNER, INC.
                 Condensed Consolidated Balance Sheets
                            (in thousands)

                              March 31,      December 31,
                                2004            2003
                           --------------   -------------
                             (unaudited)
 Assets
 Current assets:
    Cash and cash
     equivalents                $262,742        $229,962           14%
    Fees receivable, net         235,699         266,122          -11%
    Deferred commissions          25,210          27,751           -9%
    Prepaid expenses and
     other current assets         26,376          25,642            3%
                           --------------   -------------
 Total current assets            550,027         549,477            0%
 Property, equipment and
  leasehold improvements,
  net                             61,996          66,541           -7%
 Goodwill                        230,360         230,387            0%
 Intangible assets, net              784             985          -20%
 Other assets                     69,185          69,874           -1%
                           --------------   -------------
 Total Assets                   $912,352        $917,264           -1%
                           ==============   =============

 Liabilities and Stockholders' Equity
 Current liabilities:
    Accounts payable and
     accrued liabilities        $150,802        $175,609          -14%
    Deferred revenues            316,837         315,524            0%
                           --------------   -------------
 Total current liabilities       467,639         491,133           -5%
 Other liabilities                51,388          50,385            2%
                           --------------   -------------
 Total Liabilities               519,027         541,518           -4%

 Total Stockholders' Equity      393,325         375,746            5%
                           --------------   -------------
 Total Liabilities and
  Stockholders' Equity          $912,352        $917,264           -1%
                           ==============   =============


                             GARTNER, INC.
            Condensed Consolidated Statements of Cash Flows
                       (Unaudited, in thousands)

                                               Three Months Ended
                                                    March 31,
                                              2004               2003
                                           --------           --------
 Operating activities:
 Net income (loss)                        $    464           $ (1,512)
 Adjustments to reconcile net income
  (loss) to net cash provided by
  operating activities:
    Depreciation and amortization,
     including goodwill impairment           8,873             10,230
    Non-cash compensation                      485                251
    Tax benefit associated with
     employee exercise of stock options      1,494                  -
    Deferred taxes                             542                  5
    Income from minority-owned
     investments                               (20)               (31)
    Accretion of interest and
     amortization of debt issue costs          299              5,822
    Non-cash charges associated
     with South America closings             2,943                  -
 Changes in assets and liabilities:
    Fees receivable                         30,389             25,934
    Deferred commissions                     2,609              1,728
    Prepaid expenses and other
     current assets                           (790)             2,427
    Other assets                              (115)                72
    Deferred revenues                        2,285             (5,257)
    Accounts payable and accrued
     liabilities                           (24,763)            (5,943)
                                           --------           --------
 Cash provided by operating activities      24,695             33,726
                                           --------           --------

 Investing activities:
 Additions to property, equipment
  and leasehold improvements                (3,005)            (3,357)
                                           --------           --------
 Cash used in investing activities          (3,005)            (3,357)
                                           --------           --------

 Financing activities:
 Proceeds from stock issued for
  stock plans                               16,270              2,021
 Purchase of treasury stock                 (4,000)            (6,808)
                                           --------           --------
 Cash provided by (used in)
  financing activities                      12,270             (4,787)
                                           --------           --------
 Net increase in cash and cash
  equivalents                               33,960             25,582
 Effects of exchange rates on cash
  and cash equivalents                      (1,180)               192
 Cash and cash equivalents,
  beginning of period                      229,962            109,657
                                           --------           --------
 Cash and cash equivalents, end of
  period                                  $262,742           $135,431
                                          ========           =========


                       SELECTED STATISTICAL DATA
                        (Dollars In thousands)

                                    March 31,        March 31,
                                      2004             2003
                                    --------         --------
Research contract value             $492,899         $474,440
Consulting backlog                  $ 91,657         $ 98,307
Research client organizations          8,860            8,772


                        BUSINESS SEGMENT DATA
                        (Dollars in thousands)

                                         Direct     Gross     Contrib.
                               Revenue  Expense  Contribution  Margin
                              --------- -------- ------------ --------
Three Months Ended 3/31/04
Research                      $122,242  $43,215     $ 79,027       65%
Consulting                      64,626   39,382       25,244       39%
Events                          18,171   11,064        7,107       39%
Other                            3,628      471        3,157       87%
                               --------  -------     --------
TOTAL                         $208,667  $94,132     $114,535       55%
                               ========  =======     ========

Three Months Ended 3/31/03
Research                      $115,724  $42,074     $ 73,650       64%
Consulting                      61,779   40,894       20,885       34%
Events                          23,509   15,109        8,400       36%
Other                            3,270      902        2,368       72%
                               --------  -------     --------
TOTAL                         $204,282  $98,979     $105,303       52%
                               ========  =======     ========


                       SUPPLEMENTAL INFORMATION
                     EPS Reconciliation - GAAP to
                              Normalized
                       (in thousands, except per
                              share data)

                               Three Months Ended March 31,
                    --------------------------------------------------
                               2004                      2003
                    ------------------------  ------------------------
                     After-                   After-Tax
                      Tax                      Income
                     Income   Shares    EPS    (loss)   Shares    EPS
                    -------- -------- ------- -------- -------- ------
GAAP Basic EPS      $   464  130,311  $ 0.00  $(1,512)  80,492 $(0.02)
Share equivalents
 from stock
 compensation
 shares                   -    2,869   (0.00)       -        -      -
                     ------- --------  ------  ------- -------- ------
GAAP Diluted EPS    $   464  133,180  $ 0.00  $(1,512)  80,492 $(0.02)

Other charges (1)     7,591        -    0.06    3,635        -   0.05
Non-cash charges (2)  2,943        -    0.02        -        -      -
Goodwill impairments
 (3)                    739        -    0.01        -        -      -
Income from
 investments            (13)       -   (0.00)     (21)       -  (0.00)
Share equivalents
 from stock
 compensation
 shares                   -        -       -        -      502  (0.00)
Convertible debt          -        -       -    3,244   47,602   0.01
                     ------- --------  ------  ------- -------  ------
Normalized net
 income & EPS       $11,724  133,180  $ 0.09  $ 5,346  128,596 $ 0.04
                     ======= ========  ======  ======= =======  ======


    General Notes & Footnotes

    -- Normalized net income & EPS is based on net income (loss), excluding other charges, income from investments, goodwill impairments and other non-cash charges. Normalized EPS includes the effect of the convertible debt as if it had been converted at the beginning of 2003. We believe normalized EPS is an important measure of our recurring operations.

    --  The normalized effective tax rate was 33% for 2004 and 2003.

    (1) Other charges during both years were for costs associated with reductions in workforce. Other charges during 2004 also included costs associated with closing certain operations in South America.

    (2) The non-cash charges in 2004 were associated with our closing of certain operations in South America and were recorded in Other (expense) income, net.

    (3) The goodwill impairments in 2004 were associated with our closing of certain operations in South America and were recorded in Amortization of intangibles and goodwill impairments.


    CONTACT: Gartner, Inc.
             Investor Contact:
             Heather McConnell, 203-316-6768
             heather.mcconnell@gartner.com
             www.gartner.com/investors
              or
             Media Contact:
             Tom Hayes, 203-316-6835
             tom.hayes@gartner.com